November 18, 2009

Brian Hajost
President and Chief Executive Officer
SteelCloud, Inc
13962 Park Center Road
Herndon, VA 20171

Brian,

Please accept this letter as my resignation from my positions as Executive Vice President, Chief Financial Officer, Secretary and Board Director of SteelCloud, Inc. (“the Company”). My resignation is effective as of November 30, 2009 and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies and practices.

I have expressed my intention to continue working with the Company on a consulting and/or advisory basis and will enter into a separate consulting agreement with the Company contemporaneously with this resignation.

Sincerely,

Kevin Murphy
Chief Financial Officer